On April 22, 2014, The Interpublic Group of Companies, Inc. held a conference call to discuss its first quarter 2014 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth

Chairman of the Board and Chief Executive Officer
Frank Mergenthaler

Executive Vice President and Chief Financial Officer
Jerry Leshne

Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Tim Nollen Macquarie Peter Stabler Wells Fargo Securities Brian Wieser Pivotal Research	James Dix Wedbush Securities Tracy Young Evercore Richard Tullo Albert Fried & Company

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:

Good morning, and welcome to the Interpublic Group first quarter 2014 earnings conference call. . . . I would now like to introduce Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to uncertainties and the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you for joining us this morning as we review our results for the first quarter. As has been our practice, Ill start out by covering highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by a Q&A.
We are pleased to report our strongest growth quarter in two years to start the year. Organic revenue growth in the first quarter was 6.6%, driven by increases in every region of the world and across all major disciplines. Our seasonal Q1 operating loss improved significantly, to $12 million from $42 million a year ago, reflecting effective operating leverage on our principal expense categories. As a result, diluted EPS was a loss of $0.05 per share, compared with a loss of $0.14 per share a year ago.
Our growth reflects both increases with existing clients as well as new business wins. We were led by double-digit increases in the auto, healthcare and financial services sectors.
In the U.S., organic growth was 4.8%, comprised of growth across most of our businesses, notably McCann, Mediabrands, our digital specialist agencies, many of our U.S. integrated agencies and public relations. It’s worth noting that U.S. organic growth would have been 6.5% excluding a decline in pass-through revenue during the quarter. This was primarily from our events business.
International organic growth was strong at 9.1%. We had double-digit increases in LatAm, AsiaPac and the U.K., as well as a welcome return to growth in Continental Europe, which was up organically by 3.8%. International performance was strong across the portfolio. All of our global networks contributed, as did our digital agencies and our marketing services specialists at CMG.
Turning to expenses and margin, total operating expenses increased 4.0%, compared with our 6.1% reported revenue growth. Operating leverage on our salaries and related expenses improved by 80 basis points, while leverage on our office and general expenses improved by 130 basis points. As a result, Q1 operating margin improved by 200 basis points, and our operating loss in Q1, which is seasonally our smallest revenue quarter, improved by $31 million.
As we indicated on our last call, cost discipline and margin enhancement are a top priority for this year, and we were able to execute against that objective during the quarter.
Our capital structure and financial strength continued to be a source of value creation in Q1. As previously announced, in February our Board approved a 27% increase to our quarterly dividend and authorized an additional $300 million share repurchase program. During Q1 we repurchased 3 million shares, using $45 million. Over the trailing twelve months, repurchases were 28 million shares, using approximately $450 million. We have approximately $375 million remaining in our authorization.
It bears noting that this is the first quarter, and also our smallest revenue quarter, so the results we are sharing today need to be kept in the proper perspective. However, we are encouraged by the fact that performance in the quarter speaks to the competitiveness of our agencies and the quality of our global assets in key growth markets. We therefore remain well-positioned to deliver, or exceed, our financial targets for the full year.
At this stage, I’ll turn things over to Frank for some additional detail on our results, and I’ll join you after his remarks for an update on tone of business and an update on our agencies, to be followed by Q&A.  Frank?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of results, a number of which Michael has touched upon:

•	Organic growth was 6.6% in the first quarter.

•	We typically have a loss in our seasonally small first quarter, which was $12 million this year, a significant improvement from a year ago.

•	Operating margin was negative 0.7%, compared with negative 2.7% in Q1 2013. We drove operating leverage on both of our principal operating expense lines compared to last year.
Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Here it is worth noting that interest expense was dramatically lower from a year ago. You’ll recall that in Q1-13, we carried a temporarily higher debt balance, having issued new debt ahead of debt redemptions later in the year. In addition, the comparison also reflects the lower underlying run-rate of our interest expense this year.
Also worth noting here is a very low tax benefit in Q1 compared to last year. The Q1 rate this year was only 7%, which is a result of our mix of profitability in the quarter by tax jurisdiction around the world. We continue to expect that our reported tax rate will be in a range around 39% this year, while our cash tax rate should be 20% to

22% of pre-tax income.
Turning to revenue on slide 4:

•	Revenue was $1.64 billion in the quarter, an increase of 6.1%.

•	Compared to Q1 2013, the impact of the change in exchange rates was negative 140 basis points, while net acquisitions added 90 basis points. The resulting organic revenue increase was 6.6%.

•	As you can see on the bottom half of this slide, we had very solid growth in both segments:

◦	At our Integrated Agency Networks segment, organic growth was 6.8%, with strong increases in both the U.S. and International markets.

◦	At CMG, organic growth was 5.7%, led by continuing outstanding performance at our PR agencies and growth in sports marketing.
Moving on to slide 5, revenue by region:

•
In the U.S., Q1 organic revenue [growth] was 4.8%. Leading client sectors were auto and healthcare. Pass-through revenues, as well as related direct expenses, were lower than a year ago, which was a drag on U.S. growth, with most of the decrease occurring in our events business.

•	Turning to international markets:

◦
The U.K. grew 10.7% organically. We had growth in nearly all client sectors, paced by auto and tech & telecom. Among our agencies, we had notable increases at our marketing services specialists, including our events specialist Jack Morton, and at McCann. Unlike the U.S., we had higher pass-through revenue and expense in the U.K. due to the growth of our events business. This increased our growth rate in the region, which would have otherwise been organic of 3.7%. It is worth noting that our total growth was 21%, including acquisitions in the region, notably FCB Inferno and Lowe Profero.

◦
Continental Europe increased 3.8% organically, marking our first quarter of growth on the Continent in over two years. We were led by Lowe, Mediabrands and CMG. We had growth in several of our largest national markets on the Continent, including Germany, France and Spain.

◦
In AsiaPac, our largest international region, Q1 organic growth was 11.9%, led by double-digit growth in China and Australia, and solid growth in many other national markets. Our media business was very strong across the region, as were McCann, CMG and R/GA.

◦
In LatAm, organic growth was terrific at 18.3%, on top of 16% a year ago. We had strong growth across all agencies, led by McCann, Lowe, FCB and our marketing services specialists. We had double-digit growth in Brazil, Mexico, Colombia and Argentina.

◦	Our “Other Markets” group, made up of Canada, the Middle East and Africa, increased 1.4% organically in Q1.
On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 3.8%.
Moving on to slide 7, operating expenses:

•	In the first quarter, total operating expenses increased 4.0% from a year ago, which was relative to our reported revenue increase of 6.1%.

•	Our Q1 ratio of salaries and related expenses to revenue was 72.6% this year, compared with 73.4% a year ago, an improvement of 80 basis points.

◦	Our base salaries, benefits and tax was 60.3% of revenue in Q1, an improvement of 100 basis points, leveraging our growth and benefitting from our Q4 restructuring actions.

◦	Temporary labor was 3.9% of revenue, compared with 3.8% a year ago.

◦	Incentive expense improved 10 basis points, and severance expense improved 50 basis points as a percentage of revenue.

◦	All “other” salaries and related expenses was 3.3% of revenue, compared with 2.6% a year ago.

◦
Total headcount at quarter end was approximately 46,000. Headcount increased during the quarter by 1.2%, nearly half of which was due to acquisitions. A little more than 50% of our new hires were in expanding areas of the portfolio, such as digital, media and higher-growth regions of the world.

•	Turning to office and general expenses, on the lower half of the slide:

◦	O&G was 28.1% of Q1 revenue, an improvement of 130 basis points from a year ago.

◦	Underneath that improvement, we had 110 basis points of operating leverage on “other” office & general expenses, mainly due to lower pass-through expenses.
On slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 9.6%, which excludes our Q4 restructuring expense.
Turning to the current portion of our balance sheet on slide 9, we ended the first quarter with $777 million in cash and short-term marketable securities. Our cash level is seasonal and tends to peak at year end. You will recall that, on March 31 a year ago, we were carrying approximately $800 million of cash that we had raised to pre-fund debt redemptions in 2013.  In the bottom half of this slide, under current liabilities, the current portion of our long-term debt reflects our $350 million 6.25% notes.
On slide 10, we turn to cash flow:

•
Cash used in operations in Q1 was $726 million, compared with $775 million a year ago. The comparison includes $723 million used in working capital this year, which is similar to last year’s level. As a reminder, our operating cash flow is seasonal. Our business tends to generate significant cash from working capital in the fourth quarter and uses cash in working capital in the first quarter.

•	Investing activities in Q1 used $49 million for acquisitions and capital expenditures.

•
Financing activities used $91 million, mainly for share repurchase and our common stock dividend. Typically the pace of our share repurchases is geared to our fourth quarter, when our cash flow is strongest.

•	Our net decrease in cash and marketable securities for the quarter was $866 million, compared with $940 million a year ago.
On slide 11, we show debt deleveraging from a peak of $2.35 billion in 2007 to $1.66 billion at the end of the most recent quarter end. Note that subsequent to the end of the quarter, in early April, we issued $500 million of new ten-year debt at 4.2%. We will apply a portion of the proceeds towards the early redemption of our $350 million 6.25% notes in May.
In summary, on slide 12, the quarter represents a good start in terms of achieving our financial objectives for the full year. Growth was strong in those areas of the business where we have focused our investment, in both people and in acquisitions: that is to say, high-growth regions, the digital and marketing services disciplines, as well as the U.S. market. We’re also seeing the appropriate return on the investment made at the end of last year to align expenses. Our operators are focused on margin expansion. And our balance sheet is an important area that we can continue to deploy going forward.
With that, let me turn it back to Michael.

Mr. Roth:

Thank you, Frank.
Well as you can see, our quarter featured fully competitive organic revenue growth, and we converted at the levels that we want to see. Our strong financial position will allow us to continue to invest in talent and targeted acquisitions, as well as capital return programs that drive further value creation for our shareholders.
In terms of the tone of the business, we are hearing from our operators that marketers are committed to investing behind their brands. While there are certain areas of macro uncertainty, such as China, Russia and perhaps India pending results of its election, the overall environment is one that should create sufficient opportunities for us to achieve or exceed our stated growth objectives for the full year.
Our new business pipeline is solid, with activity across the full range of our portfolio. As you would expect, media, digital and marketing services are dynamic areas, but we are also seeing a number of RFPs in the area of integrated services, both at the agency network and the holding company level. We had a very strong performance in these types of competitions last year and are working to replicate that result in 2014.
As you know, our positive 2013 net revenue business means that we entered this year with some tailwinds. These will be more favorable in the first half of the year than the full year. As previously indicated, the second half will also reflect some client losses in the U.S. during the latter part of last year.
Turning to an update on our companies, McCann had a strong quarter, as it made further moves to enhance its position as a global powerhouse that delivers integrated marketing solutions to multinational and local clients. The group is winning business and has a very active new business pipeline. McCann has also continued to add senior new talent that will help take the agency’s creative product — which took dramatic steps forward in 2013 — to an even higher level.
We continued to see strong performance at CMG, where our PR agencies are expanding geographically and in terms of capabilities. Weber and GolinHarris recently collaborated to win a significant consolidation with a top-ten multinational client. GolinHarris and DeVries are building out their global presence. And Weber Shandwick’s industry-leading social media practice within Mediaco is leading the way in tapping a broad range of data streams to effectively engage with consumers in these new channels. Octagon posted solid performance to start the year, and Jack Morton is moving to significantly enhance its digital offerings.
Mediabrands also built on its positive momentum. UM and Initiative are winning new assignments in key international markets, and the group’s “developed markets” cluster is posting strong performance. The Mediabrands digital companies, including Cadreon, Reprise and Ansible, continue to be growth drivers. The recently announced partnership with AOL to beta test the industry’s first cross-screen programmatic advertising platform is another step along this journey. And our recent investment in ADstruc will allow Orion to incorporate the benefits of digital buying into our outdoor media offerings.
During the quarter, Foote, Cone & Belding announced that it was rebranding, to reclaim the equity in one of our industry’s most storied names, as well as clearly signal its intent to take the high ground in terms of creativity and brand stewardship. These moves complement the agency’s proven ability to deliver highly accountable marketing solutions and its single P&L model. Domestic new business performance, with wins from Levi’s, Trulia and Ghirardelli Chocolate, is an early positive sign that the leadership and cultural shift at the agency is taking hold.
At Lowe, the focus is fully on the integration of Profero. That new partnership has already won a number of projects in the U.S. and Asia. The network’s leadership also continues to refine the combined Lowe Campbell

Ewald offering, which has recently been introduced to agency search consultants. The team launched a new campaign for the National Milk Board out of New York and recently recruited senior creative and strategic talent into the Detroit office. And the agency is making progress in operationalizing its significant pan-European win of SEAT, which will be run out of a new office in Barcelona.
R/GA, Huge and MRM all had very strong performances in the quarter. We continue to support these agencies as they build out new capabilities, from consulting to analytics and digital retail operations. MRM’s global footprint places it among the industry’s leading digital networks, and R/GA is now active in over 15 markets, including São Paolo, London, Sydney and Singapore, with China and India currently in the planning stage. The expansion of Huge saw it reach eight U.S. cities last year. We are also seeing increased collaboration on major clients and new business initiatives from these digital specialist agencies.
An additional element of our portfolio that sets us apart from many of our peers is the group of fully integrated U.S. independents, such as Mullen, Hill Holliday, Martin, Deutsch and Carmichael Lynch. These agencies have fully modern offerings, including strong digital, analytics and channel planning capabilities, and as a whole they performed well in the quarter. Significant highlights were the promotion of Karen Kaplan to Chairman at Hill Holliday and Kristen Cavallo to President of Mullen’s flagship Boston office. Key wins during the quarter included HTC at Deutsch L.A. and GNC at Carmichael Lynch. Mullen’s “World’s Toughest Job” video for American Greetings, which has become a breakout viral hit, also bears special mention.
Overall, we are pleased with progress thus far in 2014. Our portfolio of agencies is strong. Our strategy of embedding digital expertise across the group while also investing organically behind our digital specialists is yielding positive results. And our ability to deliver open architecture, “best of IPG” solutions is increasingly becoming a differentiator for us in the marketplace. Where others offer combinations of siloed agencies, or create single-client entities that disregard the value of their agency brands, our approach is wholly client-specific and pulls together the right talent for each brief, in a highly collaborative team approach.
During the quarter, we saw good performance from our top-20 clients, an important source of organic growth for us. We are also seeing meaningful opportunities in terms of new business. The U.S. market, which is our largest, remains solid. Latin America, Asia and the BRIC markets posted double-digit growth. Our focus on margin expansion was evident in the Q1 results, and this will remain a top priority for us going forward.
Our financial strength has been and will continue to be a source of significant value creation. We have been very effective in deleveraging, while returning about $1.7 billion to shareholders over the past three years.
We believe that we remain well-positioned to meet or exceed our organic growth target of 3% to 4% and achieve an operating margin level of 10.3% or better. But for us, 2014 is about execution: continuing to drive competitive growth, while focusing on cost discipline so as to significantly improve margins. This, in turn, will allow us to deliver on our ultimate commitment, which is to further enhance shareholder value.
With that, I’d like to thank you for your time and continued support and open the call up for questions.

QUESTIONS AND ANSWERS
Operator:

Our first question: Alexia Quadrani, J.P. Morgan. . . .
Alexia S. Quadrani, J.P. Morgan:

Thank you. Thanks for the color you gave on the impressive improvement in organic revenue growth. Is there any more detail you can give us in terms of how much of that came from the tailwind of new business you won historically versus how much might be overall improvement in the marketplace?
Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, and thanks for joining us this morning, Alexia.
Well, when we said we were going to have tailwinds in the first half — and I would say in the first half, they were 1.5% to 2% — and going into the second half, we’re not likely to see that kind of lift from those tailwinds because of the losses that we experienced at the end of the year that you know of. But overall, our tone is very solid, Alexia, which is why we’re being as supportive as we are to the commitments we’ve made to achieve our targets, or exceed.
Ms. Quadrani:

And just to follow up, but you still see probably net positive in terms of a tailwind versus headwinds when you look at the first half versus the second half?
Mr. Roth:

Yes. Right now, were net new business positive, yes.
Ms. Quadrani:

And then just on the improvement in the Euro markets: I don’t know if you can answer this question, but how much of it is, you’re really on firmer ground now and things are a bit better, or how much of it is things look better but we should still expect some volatility quarter to quarter because it’s early days?
Mr. Roth:

One quarter we are painfully aware of our performance in the last quarter in terms of Continental Europe. What we saw in the first quarter is our new business wins, particularly Lowe, SEAT, and Zurich, starting to come on board, and that accounts for the 3.8% organic growth in the first quarter. We still have a ways to go to raise any flags in Continental Europe. As we said, for the budget for the full year, we are budgeting slightly 1% to 2% growth in Continental Europe. It’s nice to see us ahead of that in the first quarter, but we still have three more quarters to go.
Ms. Quadrani:

All right. Thank you very much.
Mr. Roth:

Thank you, Alexia.

Operator:

Our next question is Tim Nollen, Macquarie. . . .
Tim Nollen, Macquarie:

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, I think our results indicate that it’s both. We see strong growth in our emerging markets. Obviously, China and Latin America, double-digit growth. Australia, we saw double-digit growth. India was slightly off. We had some shifting of some client business out of India, and that accounted for the lack of the kind of growth that we have seen in India. And as I indicated, in India, a lot is dependent upon the outcome of the elections that are coming up. We still believe India will be a strong growth opportunity for us. I might add, we did bring our Board of Directors to India at our last Board meeting, which is a positive statement to our support of our agencies in India.
And the growth in the United States continues to be solid. When you look through the pass-throughs that we had a negative impact on in the U.S., we were organically up 6.5%, which indicates that, obviously, the tone of our business in the U.S. continues to be solid.
But I don’t see any dramatic pullbacks, but you can’t continue to have double-digit growth on top of double-digit growth forever. So I do believe we’ll see that settle down, but it will still settle down into a higher growth pattern, which is, we’re very comfortable with. But — for example in Latin America, the huge growth we saw in Latin America was on top of 16% last year, so that’s very encouraging, but at some point, it has to level off. But clients are still looking at those as markets where they can either gain market share or enhance their brand.
Mr. Nollen:

Okay. Thanks. Can I ask another question? You call out some of your independents doing particularly well right now, and it strikes me that this is somewhat different between you and some of your peers, that you have these separate independents. Is there anything you can say about profitability or future path? Because you’ve done some things in the past with putting independents into larger groups, Campbell Ewald being a recent example. Does it make sense longer term to maintain them as independents?
Mr. Roth:

Yes. In fact our independents continue to be among our higher-margin contributing agencies. I think the trend in the case of putting Campbell Ewald with Lowe, that was on the heels of, frankly, a pitch that involved Campbell Ewald and Lowe — and Hill Holliday I might add — in terms of the Cadillac business, and we were looking to bolster Lowe’s presence in the U.S., so we thought this was a great opportunity to do that. But the way we look at our U.S. independents, they’re fully integrated. They have media, they have planning, they have PR businesses, they have events, they have consulting. So if it ain’t broke, don’t fix it. And what we do is, when our independents have global opportunities, they’ll tap into a Lowe, a McCann, or an FCB to partner, as well as partnering with our Mediabrands offerings on a global basis.
So, we’re quite pleased with our current structure. We don’t see any immediate need to merge any of our independents because we do have this collaboration DNA at IPG, and we’ve been very successful in tapping into these types of arrangements. So there’s no need to merge them. But in Lowe and Campbell Ewald, it was specific, and it really met a need of both organizations. So we’re pleased with our independents. They do a great job. And, particularly, you saw Mullen, and you saw the wins at Deutsch and Carmichael Lynch, and Hill Holliday continues to be an outstanding performer for us.
Mr. Nollen:

Okay. So I need to throw you a last softball on that topic, still. The relative low margins versus your peers over the years is perhaps more due to struggles you’ve had with the various large networks, but you’ve had good things to say about them, McCann and now FCB. Is it safe to assume that — famous words — but these are on the right track now, and the whole group margin can rise? It’s not a matter of splitting out between the traditional agency n etworks and the independents, but everyone is doing better now?
Mr. Roth:

Yes, and I think in both Franks and my comments, we indicated that our performance improvement was across the board at all our global networks. So that’s encouraging. It’s always been our position that — our drive is to be competitive margins or better, and that’s what we’re focused on, and we do believe there’s still opportunity, obviously, for us to expand margin. But the repositioning of Lowe in the past few years — the addition of Profero to Lowe is obviously a big help, and their recent client wins, particularly with SEAT, is an indication of their competitiveness. FCB: back on the right track. They have a great new management team, and they performed well in the first quarter. And, obviously, McCann is doing well this first quarter, and we expect great things from that organization. So we’re very pleased, and yes, we’re on track to achieve our goal of competitive margins, and that’s what we’re focused on.
Mr. Nollen:

That makes perfect sense. Thanks very much.
Mr. Roth:

Thank you, Tim.

Operator:

Our next question is Peter Stabler, Wells Fargo. . . .
Peter Stabler, Wells Fargo Securities:

Thank you, good morning. Couple of questions on the media side. So once again, you guys called out strength and contribution from Mediabrands. This seems to be a trend across the peer group. So a couple of questions here. One, as you look out at over the year, do you think that this is a secular trend that can continue for multiple years? And if so, why? And then secondly, would love your updated thoughts on the idea of scale. This is a topic that we debate frequently with investors with regard to the media business. How important is scale? Would love your updated thoughts on that. Thanks very much.
Michael Roth, Chairman of the Board and Chief Executive Officer:

Sure. Let me start with scale because, obviously, that question is relevant — it continues to be relevant in light of some potential transactions that are out there. I’ve said this before, Peter: we competed against WPP before the announcement of Publicis and Omnicom, and if you look at the presence of WPP versus Omnicom and Publicis, they’re relatively at the same size, depending on the markets they’re in, and we’ve been able to compete very effectively against those organizations given our scale.
So the importance of scale is, yes, it’s important. However, we have the relative scale, we’ve been able to deliver, and we, frankly, view our size as being the right size because we have the scale to buy efficiently and have presence in the marketplace, and people have to pay attention to us. We placed $35 billion, $37 billion of media in total, that’s not insignificant, so it gives us a seat at the table. But we’re also more flexible. We’re able to create personalized, specific, and customized offerings in the planning and buying area that clients like to see, and we’ve been very successful at it. So I think media will continue to be a growth vehicle going forward for us.
But what I like about the media, and which is what I think is what’s happening in our industry, is the integrated offering is really coming to life here. And that is the whole notion of what this model is going to look like in the future, and that is, from the cradle to the grave. And we have this going on with a number of our clients, where we look at the total pot of what the client is using to spend and take all of their dollars, whether it’s allocated to media buying, whether it’s allocated to creative, whether it’s allocated to digital. We have to look at this as a total picture.

And certainly, media and planning is a critical component of it, but so is digital, so is PR, so is experiential marketing, and that’s what clients are looking for.
And that’s why when we get these RFPs into the holding company, what we do is we approach it in a total integrated way, focused on what the client’s needs are, and we don’t pay attention to the silos that are associated with it. And last year, we were very successful in that offering, and so far, we have a number of those going on this year which I hope to be successful in. So I think there is a trend, which is where I think it belongs, and that is looking at media and our agencies, the creative, digital, and PR all together, and bring to the table, truly, the integrated offering focused on the customized needs of our clients, and I think that’s what you’re seeing.
Mr. Stabler:

One quick follow-up for Frank — thank you, Michael. With regard to the callouts on the pass-through, just want to make sure I got this correctly. So in the U.K., that was a significant benefit to organic growth; however, in the U.S., it was a negative offset. So could you just try to size those two things for us? Was this a wash?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

No, for the U.S., it had an impact of about 170 basis points, so our actual growth was 6.5%. And in the U.K., it was — adversely affected growth there, so the organic weight goes from 10% to 3.7%. So net net, it’s a bit of a headwind on our overall because the U.S. is such a large market for us. And overall adverse impact on organic growth, by about 70 bps.
Mr. Stabler:

Thank you.
Mr. Mergenthaler:

You're welcome.

Operator:

Next questioner is Brian Wieser, Pivotal Research.
Brian Wieser, Pivotal Research:

Hi, thanks for taking the question. I was wondering, given the lingering delays in the Publicis-Omnicom merger, do you think that’s helping with account activity at the present time?
Michael Roth, Chairman of the Board and Chief Executive Officer:

Brian, I get that question a lot. I can’t point to any specific clients that are in play as a result of the merger — potential merger. But there is always that kind of uncertainty that’s out there. But I can’t say specifically, and anything we’re hearing anecdotally is just that: it’s anecdotal. Our view is, we’re competing against the same players we competed against before. And frankly, until that transaction is closed, both Omnicom and Publicis are going to market on, as separate companies anyhow. So it’s business as usual in the RFP world. But I think there is a lingering issue over that. Certainly, the conflict issue is there. But we haven’t seen huge transformations because of the conflicts. Frankly, one of the issues is, when is this thing going to happen, if it’s going to happen at all? And I think the point, the key question, is, clients are waiting to see the same thing that everybody else is waiting to see. You know, what is —
Mr. Weiser:

Obviously, so status quo for now.
Mr. Roth:

I think thats the reality of it. Are we seeing recruiting opportunities? Yes. Have we been able to add some very talented people to our companies as a result of this? I’d say, somewhat yes. But really, the true impact of this has yet to be seen. And we’re all — clients as well as all of us in the business — are waiting to see what happens.
Mr. Weiser:

And a separate question. I was just wondering, we know that Huge and R/GA are obviously doing very well, but is the profit profile of those agencies — and maybe it’s not them specifically, but the digital agencies of that nature — generally better than comparably well-run conventional agencies?
Mr. Roth:

Well, one of the things about digital agencies, they have more pitching activity than some of the others because some of their business is project-based. So therefore, the new business pitch expenses we saw that, frankly, at R/GA last year; we called that out in our year-end results. And frankly, we saw the results of that in the first quarter because R/GA had a particularly good first quarter on the new business front. So I think what you see is more new business pitch activity and expenses. But overall, their margins have been very solid, and they’ve been among our better performing agencies. So we’ll take that type of pitch expense anytime given the conversion rates that we’re seeing in our digital agencies.
Mr. Weiser:

Got it. Thank you very much.
Mr. Roth:

Thank you, Brian.

Operator:

James Dix, Wedbush. . . .
James Dix, Wedbush Securities:

Good morning, guys. Just two things. In terms of the new business activity, Michael, you indicated it was fairly active. Are there any key accounts where you’re defending, at least in part? Maybe in some of these integrated pitches? I’m just curious as to what the puts and takes might be there on some of that bigger activity. And then secondly, I know you’ve historically said you’re quite comfortable being a little overweight in your U.S. business mix, and it looked like it had another strong quarter if you exclude the pass-throughs in the first quarter. But is it possible, given your strength in your international growth, that international might actually outpace your overall growth this year? I’m just curious about how you’re seeing the geography shape up. Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, what’s interesting is AsiaPac became our second largest market, versus — so they’re 12%, the next biggest is Europe, I guess at 10%. Now, we got there both by the growth in AsiaPac and the decline we had in Continental Europe. So that’s part of it. But yes, there’s no question that we’re seeing an increase in Latin America as well. And eventually we’d like to see that — right now we’re 57% in the U.S., 60% North America — we would like to see that a little bit less than 60% and more in the other markets, but it’s going to take us some time to get there. But at the growth rates that we’re seeing right now, it’s just natural if we continue those growth rates, you’ll see the North America numbers come down a bit, and the rest of the world increase.
And the next question was on pitches. The most notable pitch that’s public, and I’ll have to say it’s public, is of course the Microsoft pitch, which we are in the final stages of. And we’re retaining the international media part of the business of Microsoft. That’s where we’re pitching, as well as hopefully increasing our business opportunities both in the media and creative and collaboration and deployment part of the business. It’s a very, it’s a huge pitch.

It’s probably the biggest pitch out there right now. And we’ve got a great offering there, and we’re quite pleased with what we’ve put forth. And frankly, some of the other holding companies are in it as well, so we’re continuing to push that. But we do have a couple of government mandatory reviews out there, but other than that, those are the only big pitches that are out there.
Mr. Dix:

Just one follow up on that. So the international media has already been carved out or set aside that you’re going to keep that, or is that just part of the overall —
Mr. Roth:

No, no, no. Part of the pitch.
Mr. Dix:

Part of the overall pitch. Got it.
Mr. Roth:

Exactly. The way the pitch is structured I don’t like to go into details, but it’s everything is on the table other than a couple of parts of the business that are kept out. But for all intents and purposes, the media is up for review. We do the international part of the media, and we’re (A) retaining the international part and hopefully adding to that.
Mr. Dix:

Got it. Thanks very much.

Operator:

Next question: Tracy Young, Evercore. . . .
Tracy Young, Evercore:

Yes, hi. Thanks so much for the color on the U.K. and pass-throughs. Can you give us any guidance towards the second quarter, how we should think about the same issue? And then also, could you give us some sense of the build in business for first quarter, how that built throughout the quarter? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:

On a monthly basis?
Ms. Young:

Yes, just generally.
Mr. Roth:

We don't give out monthly numbers, if you will. The trend continues to be positive. If that’s what the gist of your question is, the answer is yes.
Ms. Young:

Yes, thanks.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And on the pass-throughs, Tracy, our visibility is somewhat limited, because it was all project-based. If they’re material enough in any quarter, we’ll call it out so you folks have line of sight.

Ms. Young:

Okay. Thank you.
Mr. Mergenthaler:

You're welcome.

Operator:

Our final questioner is Richard Tullo, Albert Fried & Company. . . .
Richard Tullo, Albert Fried & Company:

Hey guys, thank you for taking my questions. Just two quick ones. Well, first of all, congratulations, on great execution on the cost side of the equation.
Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you.
Mr. Tullo:

Healthcare
Mr. Roth:

We didn't do badly on the revenue side either —
Mr. Tullo:

No. Well, with you guys, I never lose sleep over the revenue side of the equation. Its just the cost side of the equation seems to be the focus. Healthcare: how much of the growth was due to new drugs or the rollout of Obamacare? Because that seems to be — move the lever a bit there?
Mr. Roth:

Healthcare was a double-digit growth sector for us. Theres no question that we do have some big engagements on healthcare, particularly in California, on the PR side of the business. And that helped in terms of our growth in healthcare. We won’t break out how much, but it was clearly a factor for us in that growth. But healthcare — I don’t have the breakdown in terms of new drugs versus old, but if you recall, one of the reasons last year that our healthcare didn’t perform as well as we would have liked was a lot of drugs were coming off patent. And I do think, as part of the activity in healthcare right now, there are a number of new drugs that are out there that are contributing to the growth in that sector.
Mr. Tullo:

Okay. And I'm a little bit intrigued about this AOL deal. Can you please provide a little color on what delineates that from other things that go on at Cadreon, or —
Mr. Roth:

Its all part of it. And here, basically, what we’re trying to do in terms of the programmable part of our business is to get as much cross-platform inventory in one place. And the partnership with AOL is — continues, because we have a number of partnerships with AOL where they’re like-minded in terms of seeing the growth of their digital platforms all coordinated in one place. And therefore, since we are committed to having at least 50% of our media placed in the digital programmable space over the next couple of years, the partnership with AOL — frankly, we have partnerships also with Clear Channel, Experian, comScore, Rentrak. This is all part of our cross-platform mobile, as well as TV, buying. And the AOL is a kickstart to that. It’s a beta test. And we’re pretty excited about what we’re seeing there.

Mr. Tullo:

As we get into mobile, at what point do you think, in terms of focus, does that overshadow TV? And is there a differential starting to emerge according to the number of devices equaling to one person, and do you think that that will reflect on CPM rates or any other lever in the equation?
Mr. Roth:

Well, I don't think there’s any question that the growth in mobile will continue to be exceptional. And — but it’s not the only platform out there, okay? It’s certainly the one that’s getting the most attention. Certainly, in rural areas where there aren’t any other bandwidth, then mobile continues to be a strong growth vehicle. We’re still learning how to deal with mobile in terms of the impact of mobile and what type of content works on mobile versus traditional media, but it will continue to be a strong component of our growth. And all of our offerings right now contain a portion of mobile planning and execution, and that will continue to grow. I don’t think it will replace all other outlets. But certainly, its growth is indicative of it being a continued important factor in what we do.
Mr. Tullo:

Thank you very much, and congratulations on a terrific quarter.
Mr. Roth:

Thank you very much.

Michael Roth, Chairman of the Board and Chief Executive Officer:

We’re very pleased with our quarter. When I started this, I asked Jerry, have we ever ended a call early? If any call would end early, it would be this one, so that turned out to be prophetic. So I thank you all. We’re very pleased with the quarter. We look forward to our next call with you, and, hopefully, we’ll have similar type results. Thank you very much.
Operator:

This does conclude the conference for today. All participants may disconnect at this time. Thank you.
* * * * *
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